Exhibit 10.1

Memorandum of Understanding

The joint examination of the Bank as of October 15, 2012 identified unsatisfactory conditions which, if not corrected, could worsen into a more severe situation. Thus, a program of corrective action is warranted as outlined in this Memorandum of Understanding (“Memorandum”). This Memorandum represents an agreement between the Board of Directors of the Bank and the Regional Director of the FDIC’s Atlanta Regional Office and the Commissioner of the South Carolina State Board of Financial Institutions (“Supervisory Authorities”) whereby Greer State Bank (“the Bank”), through its Board, agrees that it will move in good faith to comply with the requirements of the Memorandum and eliminate the problems of the Bank. The program of corrective action is as follows (all time periods contained in this Memorandum shall start with the effective date of the agreement):

(1)

Within 60 days, the Bank shall prepare and submit to the Supervisory Authorities a comprehensive budget and earnings forecast for the Bank. The initial budget shall cover 2013. Subsequently, budgets will be prepared and submitted annually as of January 1 of each year for as long as this Memorandum remains in effect. In preparing the budget, a complete review of income and expense accounts should be conducted for the purpose of identifying areas where earnings might be improved. In addition, quarterly progress reports regarding the Bank’s actual performance (compared with the budget plan) shall be submitted concurrently with other reporting requirements set forth in Paragraph 10 of this Memorandum.

(2)

During the life of this Memorandum, the Bank shall maintain a Tier 1 Leverage Capital Ratio of not less than 8 percent and a Total Risk-Based Capital Ratio of not less than 10 percent. The Tier 1 Leverage and Total Risked-Based Capital Ratios shall be calculated on June 30 and December 31 of each year utilizing the definitions contained in Section 325.2 of the FDIC Rules and Regulations. In the event that the Tier 1 Leverage Capital Ratio falls below 8 percent or the Total Risk-Based Capital Ratio falls below 10 percent at any such semi-annual period, the Supervisory Authorities should be notified and capital shall be increased in an amount sufficient to meet the ratios required by this provision within 90 days.

(3)

The Bank shall review the adequacy of the reserve prior to the end of each calendar quarter and make appropriate provision to the reserve. Such review and provision should include, as a minimum, management’s estimate of Substandard, Doubtful, and Loss, taking into consideration the most recent regulatory examination, and the total loan volume of the Bank. The results of the review shall be recorded in the minutes of the Board meeting at which the review was undertaken.

(4)

Following the date of this Memorandum, the Bank shall not pay any cash dividends without the prior written consent of the Supervisory Authorities.

(5)

Within 15 days, the remaining balance of all assets classified Loss in the report of examination as of October 15, 2012, shall be charged off. As long as this Memorandum remains in effect, unless otherwise approved in writing by Supervisory Authorities, the Bank shall charge off within 30 days of the receipt of any official report of examination by either State or FDIC examiners, the remaining balance of any assets classified Loss and one-half of those assets classified Doubtful.

(6)

Within 60 days, the Bank shall submit to the Supervisory Authorities specific plans and proposals to effect the reduction and/or improvement of any lines of credit which are adversely classified in the October 15, 2012 Report of Examination and which aggregate $500,000 or more as of that date. Such plans shall thereafter be monitored and progress reports thereon resubmitted by the Bank at 90-day intervals concurrently with the other reporting requirements set forth in paragraph 10 of this Memorandum.

(7)

The Board and management will develop plans for the reduction and improvement of all assets classified “Doubtful” and “Substandard” in the October 15, 2012 Report of Examination or any future regulatory examination report. Progress toward meeting the reduction plans will be reported to the Board monthly and the Supervisory Authorities quarterly.

(8)

The Bank shall not extend, directly or indirectly, any additional credit to or for the benefit of any borrower who is obligated in any manner to the Bank on any extension of credit or portion  thereof that has been charged off by the Bank or classified “Loss” or “Doubtful” in any report of examination, so long as such credit remains uncollected. This will not apply if the Bank’s failure to extend further credit to a borrower whose credit has been classified “Loss” or “Doubtful” would be detrimental to the best interests of the Bank. In addition, the Bank shall make no  additional advances to any borrower whose loan or line of credit has been adversely classified “Substandard” in the Report or any subsequent report without the  prior approval of a majority of the Board.

Prior to the extension of any additional credit pursuant to this paragraph, either in the form of a renewal, extension, or further advance of funds, such additional credit will be approved by a majority of the Board of Directors who will certify in writing:

(i)

why the failure of the Bank to extend such credit will be detrimental to the best interests of the Bank;

(ii)

that the Bank’s position will be improved; and,

(iii)

how the Bank’s position will be improved.

(9)

Within 60 days, the Bank shall take steps necessary, consistent with sound banking practices, to correct all violations of laws, rules and regulations cited in the October 15, 2012 Report of Examination. In addition, the Bank shall adopt appropriate procedures to ensure the Bank’s future compliance with all applicable laws, rules, and regulations.

(10)

Progress reports shall be furnished January 31, April 30, July 31, and October 31 of each year the Memorandum is in effect to the Supervisory Authorities detailing steps taken to comply with the various provisions of this memorandum. This requirement for progress reports shall continue during the life of this Memorandum unless modified or terminated in writing by the Supervisory Authorities.

The effective date of this Memorandum is 1/31/13.

/s/ Thomas J. Dujenski

Regional Director

/s/Louie A. Jacobs

Commissioner of Banking

We, the undersigned directors of Greer State Bank, Greer, South Carolina acknowledge receipt and agree to the terms of this Memorandum.

Signatures of Directors/Trustees

Date

/s/Mark S. Ashmore

1/24/13

/s/ Walter M. Burch

1/24/13

/s/George W. Burdette

1/24/13

/s/Gary M. Griffin

1/24/13

/s/R. Dennis Hennett

1/24/13

/s/Harold K. James

1/24/13

/s/Paul D. Lister

1/24/13

/s/Theron C. Smith, III

1/24/13

/s/C. Don Wall

1/24/13